September 11, 2013

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read the "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" section of Corning Natural Gas Holding Corporation's Amendment No. 1 to Registration Statement on Form S-4 dated September 11, 2013. We agree with the statements made in "Former independent registered public accounting firm." We have no basis to agree or disagree with the statements made in "New independent registered public accounting firm".

Very truly yours,

/s/ EFP Rotenberg LLP

Rochester, New York